Exhibit 99.8

                                AMENDMENT No. 1
                                      TO
                           TD WATERHOUSE GROUP, INC.
                                  401(k) PLAN
                    (As Restated Effective January 1, 2000)

Pursuant to resolutions adopted by the Toronto-Dominion Bank Senior International Pension Committee, and the authority reserved in Section 15.1 of the TD Waterhouse Group, Inc. 401(k) Plan (hereinafter the "Plan"), said Plan is amended, effective as of the dates set forth herein, as follows:

1. Effective as of July 1, 2002, a new Section 2.46 shall be added to the Plan, as follows:

     "2.46 Catch-up Contributions

          "Catch-up Contributions' shall mean those contributions made pursuant to Section 6.1(D) of the Plan with respect to a particular Plan Year beginning on or after January 1, 2002, by Participants who have attained age 50 before the close of such Plan Year, in accordance with, and subject to the limitations of, Code Section 414(v)."

2. Section 4.1 of the Plan is amended, effective as of January 1, 2002, by amending and restating Section 4.1(F) to read as follows:

     "(F) the later of (i) the first day of the calendar month coincident with or next following the completion of thirty (30) days of employment or (ii) the first day of the calendar quarter coincident with or next following such Eligible Employee's attainment of age twenty-one
          (21)."

3. Section 6.1(D) of the Plan is amended and restated, effective as of July 1, 2002, in its entirety to read as follows:

     "Notwithstanding the foregoing, except as hereinafter provided, no Participant shall be permitted to make Compensation Reduction Contributions under this Plan during any calendar year in excess of $11,000 or such other amount as may be determined under Section 402(g) of the Code and the regulations thereunder. The limitation set by this Paragraph (D) applies on an individual basis to all elective deferrals (within the meaning


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     of Section 401(k) of the Code and not including Catch-up Contributions)
     made by each Participant during a calendar year under this or any other qualified plan of the Company. Excess Annual Additions distributed to Participants in accordance with Section 7.5 shall be disregarded for purposes of Code Section 402(g).

     Notwithstanding the foregoing, effective July 1, 2002, all Participants who will have attained age 50 before the close of any Plan Year commencing on or after January 1, 2002, shall be eligible to make Catch-up Contributions for such Plan Year in accordance with, and subject to the limitations of, Section 414(v) of the Code and administrative procedures adopted for such purpose. Such Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 401(a)(30), 402(g) and 415(c) of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(a)(4), 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code,
     as applicable, by reason of the making of such catch-up contributions. Compensation Reduction Contributions made pursuant to this paragraph can only be elected as a flat dollar amount per payroll period.

     Catch-up Contributions shall be allocated to a Participant's Unmatched Compensation Reduction Contribution Account; provided, however, that such amounts shall be separately identified as Catch-up Contributions in accordance with administrative procedures established for such purpose. Catch-up Contributions which are later recharacterized, for any reason, as regular Compensation Reduction Contributions shall remain allocated to a Participant's Unmatched Compensation Reduction Contribution Account. Catch-up Contributions which are later recharacterized as regular Compensation Reduction Contributions shall be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 401(a)(30),402(g) and 415(c) of the Code and implementing the requirements of Section 401(a)(30),401(k)(3),401(k)(11), 401(k)(12),410(b), or 416 of the Code, as applicable, to the extent required by Section 414(v) of the Code and rulings and regulations issued thereunder."

4. Section 6.3(A) of the Plan is amended, effective as of July 1, 2002, by deleting the second and third paragraphs thereof in their entirety.


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5.   Section 7.1(A) of the Plan is amended, effective as of July 1, 2002, by the addition of the following to the end of the first paragraph thereof:

     "Under no circumstances will Company Matching Contributions be made with respect to amounts contributed by a Participant as a Catch-up Contribution, including any amounts contributed as a Catch-up Contribution that are later recharacterized, for any reason, as regular Compensation Reduction Contributions."


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